Exhibit 99.1

CHISHOLM ENERGY HOLDINGS, LLC

801 CHERRY STREET, SUITE 1200 PMB20

FORT WORTH, TEXAS 76102

CONSOLIDATED FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT AUDITORS

AS OF DECEMBER 31, 2020 AND 2019
AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

CHISHOLM ENERGY HOLDINGS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Consolidated Financial Statements
Report of Independent Auditors	2
Consolidated Balance Sheets as of December 31, 2020 and 2019	4
Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	5
Condensed Consolidated Statements of Changes in Members’ Equity for the Years Ended December 31, 2020 and 2019	6
Condensed Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	7
Notes to Condensed Consolidated Financial Statements	9
Supplemental Oil and Natural Gas Information (Unaudited)	29

Report of Independent Auditors

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Chisholm Energy Holdings, LLC (and its subsidiaries), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chisholm Energy Holdings, LLC (and its subsidiaries), as of December 31, 2020 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying Supplemental Schedules about Oil and Natural Gas Producing Properties are presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Because of the significance of the matter described above, it is inappropriate to, and we do not, express an opinion on this supplementary information.

/s/ Moss Adams LLP

Dallas, Texas
March 31, 2021

Report of Independent Auditors
To the Board of Directors of Chisholm Energy Holdings, LLC
We have audited the accompanying consolidated financial statements of Chisholm Energy Holdings, LLC, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chisholm Energy Holdings, LLC at December 31, 2019, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company’s forecasted inability to meet future debt covenants within one year from the financial statement issuance date raises substantial doubt about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 4 where management has also stated that substantial doubt exists about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

April 29, 2020

CHISHOLM ENERGY HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	As of December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,367	$17,941
Accounts receivable:
Oil and gas sales	10,508	14,473
Joint interest owners and other	3,563	7,602
Due from affiliates	49	439
Prepaid expenses and other current assets	912	1,180
Total current assets	24,399	41,635

OIL AND NATURAL GAS PROPERTIES, successful efforts method	924,664	864,349
Less accumulated depletion and depreciation	(196,887)	(126,972)
Net oil and natural gas properties	727,777	737,377

OTHER ASSETS:
Fixed assets and other, net of accumulated depreciation of $380 and $300, respectively	2,313	2,278
Notes receivable from affiliate, net	35,500	32,340
TOTAL ASSETS	$789,989	$813,630

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,707	$7,074
Oil and gas sales payable	6,702	10,045
Accrued liabilities	17,784	28,311
Accrued interest	1,275	1,407
Derivative liabilities	8,573	1,806
Deferred rent expense	92	—
Total current liabilities	40,133	48,643

LONG-TERM LIABILITIES:
Deferred rent expense	—	236
Asset retirement obligations	5,471	5,382
Derivative liabilities	3,687	218
Debt, net	186,707	183,960
Total liabilities	235,998	238,439

COMMITMENTS AND CONTINGENCIES (Note 10)

MEMBERS' EQUITY	553,991	575,191
TOTAL LIABILITIES AND MEMBERS' EQUITY	$789,989	$813,630

The accompanying notes are an integral part of these consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	For the Years Ended
	December 31,
	2020	2019
OPERATING REVENUES:
Oil sales	$85,815	$117,327
Natural gas sales	5,488	7,583
Total operating revenues	91,303	124,910

OPERATING COSTS AND EXPENSES:
Lease operating	26,209	31,660
Transportation, gathering and marketing costs	687	1,844
Rig termination and standby fees	1,934	—
Production and ad valorem taxes	8,122	11,124
General and administrative	10,990	12,305
Depreciation, depletion and amortization	69,996	65,205
Exploration	67	739
Impairment of oil and natural gas properties	—	2,989
Accretion of asset retirement obligations	86	75
Total operating costs and expenses	118,091	125,941

LOSS FROM OPERATIONS	(26,788)	(1,031)

OTHER (EXPENSE) INCOME:
Interest expense, net	(11,353)	(9,696)
(Loss) gain on commodity derivatives, net	18,282	(16,507)
Other expense	(2,078)	(1,511)
Total other (expense) income	4,851	(27,714)

NET LOSS	$(21,937)	$(28,745)

The accompanying notes are an integral part of these consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(Amounts in thousands)

For the Years Ended December 31, 2020 and 2019

Members' equity, December 31, 2018	$567,225

Capital contributions	35,000

Equity-based compensation	1,711

Net loss	(28,745)

Members' equity, December 31, 2019	$575,191

Equity-based compensation	737

Net loss	(21,937)

Members' equity, December 31, 2020	$553,991

The accompanying notes are an integral part of these consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years Ended
	December 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(21,937)	$(28,745)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	69,996	65,205
Accretion of asset retirement obligations	86	75
Loss (gain) on commodity derivatives, net	(18,282)	16,507
Cash settlements on commodity derivatives	28,518	3,522
Loss on sale of oil and natural gas properties	—	1,339
Deferred rent	(144)	(122)
Amortization of debt issuance costs and original issuance discount	1,498	1,263
Equity-based compensation	737	1,711
Impairment of oil and natural gas properties	—	2,989
Allowance on notes receivable from affiliate	1,908	—
Interest income on notes receivable from affiliate	(2,863)	(1,460)
Changes in operating assets and liabilities:
Accounts receivable	8,394	(5,857)
Prepaid expenses and other current assets	13	(519)
Other non-current assets	(4)	(973)
Accounts payable	(2,728)	4,052
Oil and gas sales payable	(3,343)	2,802
Accrued liabilities	(3,971)	2,691
Accrued interest	(132)	1,202
Net cash provided by operating activities	57,746	65,682

INVESTING ACTIVITIES:
Acquisitions of oil and natural gas properties	(1,049)	(32,733)
Development of oil and natural gas properties	(64,552)	(136,718)
Proceeds from sale of oil and natural gas properties	—	1,539
Loans made to affiliates	(2,205)	(30,880)
Additions to other fixed assets	(14)	(67)
Net cash used in investing activities	(67,820)	(198,859)

FINANCING ACTIVITIES:
Proceeds from issuance of second lien notes, net of discount	—	123,750
Borrowings under revolving credit facility	18,000	70,500
Repayments of revolving credit facility borrowings	(16,500)	(90,500)
Proceeds from capital contributions	—	35,000
Stock issuance costs	—	—
Payments of debt issuance costs	—	(4,190)
Net cash provided by financing activities	1,500	134,560

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,574)	1,383

CASH AND CASH EQUIVALENTS, beginning of period	17,941	16,558

CASH AND CASH EQUIVALENTS, end of period	9,367	17,941
The accompanying notes are an integral part of these consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd)
(Amounts in thousands)

	For the Years Ended
	December 31,
	2020	2019
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$22,947	$8,728
Change in capital expenditures included in accounts payable, accrued liabilities and accrued acquisition payments	$(5,385)	$(17,355)
Capitalized asset retirement obligation	$94	$607

The accompanying notes are an integral part of these consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.    ORGANIZATION AND NATURE OF OPERATIONS

Chisholm Energy Holdings, LLC (“Holdings” or the “Company”) is a Delaware limited liability company formed on May 19, 2016 by members of our management team and investment funds sponsored by Warburg Pincus LLC (“Warburg”). Holdings, together with its wholly owned operating subsidiaries (collectively, “Chisholm”, “we,” “us,” or “our”), is an oil and natural gas company engaged in the acquisition, development, exploration and production of crude oil and natural gas properties. Our corporate headquarters are in Fort Worth, Texas.

On March 26, 2018, Holdings amended the LLC Agreement to admit a significant new investor, Ontario Teachers’ Pension Plan Board (“OTPP”), in addition to increasing the equity commitment of Warburg and other existing investors. The aggregate capital commitments are shared by Holdings and Chisholm Energy Midstream Holdings, LLC (“Midstream Holdings”) and can be called by Holdings and Midstream Holdings (entity under common control). As an LLC, the risk of loss for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contributions. During December 31, 2020, there were no capital contributions. During December 31, 2019, Holdings received equity contributions of $35.0 million from its members. The net equity contributions were primarily used for acquisitions, drilling and completion activities, and for general corporate purposes.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation, Basis of Presentation, and Significant Estimates
We prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, and the financial statements contain all adjustments necessary for a fair statement of the results for the periods presented. The accompanying consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the reported amounts of revenues and expenses during the reporting period. Our consolidated financial statements are based on a number of significant estimates, including the fair value determination of oil and natural gas revenues, accrued assets and liabilities, equity-based compensation, and oil and natural gas reserves. The estimates of oil and natural gas reserves quantities and future net cash flows are the basis for the calculation of depletion and impairment of oil and natural gas properties, as well as estimates of asset retirement obligations and certain tax accruals. While we believe these estimates are reasonable, changes in facts and assumptions or the discovery of new information may result in revised estimates. Actual results could differ from these estimates and it is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Cash and Cash Equivalents
Cash equivalents include highly liquid investments having an original maturity of three months or less. At times, we maintain deposit balances in excess of Federal Deposit Insurance Corporation insurance limits.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable
Accounts receivable – oil and gas sales consist of crude oil and natural gas sales proceeds receivable from purchasers. Accounts receivable – joint interest owners and other consists of amounts due from our joint interest partners for drilling, completion and operating costs and other miscellaneous receivables. Accounts receivable are due within 30 to 60 days of the production date and are considered past due if they have been outstanding for 60 days or more. No interest is typically charged on past due amounts. We periodically review accounts receivable for collectability and reduce the carrying amount of the accounts receivable by an allowance. No such allowance was considered necessary at December 31, 2020 or 2019.

At December 31, 2020, amounts due from one purchaser accounted for 57% of our total accounts receivable balance. At December 31, 2019, amounts due from one purchaser accounted for 54% of our total accounts receivable balance.

In the event these companies who currently purchase our oil and natural gas cease doing business with us, we believe there are other alternative purchasers with whom we could establish new relationships and replace one or more purchasers. We would not expect the loss of any single purchaser to have a long-term material adverse effect on our operations, though we may experience a short-term decrease in our revenues as we make arrangements for alternative purchasers.

Substantially all of our accounts receivable at December 31, 2020 are from entities that may be similarly affected by changes in economic or other conditions. We attempt to minimize our credit risk exposure to counterparties by monitoring the financial condition and payment history of our counterparties.

Oil and Natural Gas Properties
Our oil and natural gas properties consisted of the following as of December 31, 2020 and 2019:

(in thousands)	2020	2019
Mineral interests in properties:
Unproved	$247,404	$248,637
Proved	238,352	235,411
Wells and related equipment and facilities	438,908	380,301
	924,664	864,349
Accumulated depletion and depreciation	(196,887)	(126,972)
Net oil and natural gas properties	$727,777	$737,377

We are primarily engaged in the development and acquisition of crude oil and natural gas properties. We follow the successful efforts method of accounting. Exploration expenses, including seismic, geological and geophysical expenses and delay rentals, are charged to expense when incurred. The costs of drilling exploratory wells are capitalized until the Company has determined whether proved reserves have been found. If proved reserves are found, the costs remain capitalized as part of the wells and related equipment and facilities. If no proved reserves are found, the costs are charged to expense. At December 31, 2020, we had $18.6 million in capitalized costs in four wells that were pending determination of proved reserves.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Costs for repairs and maintenance are charged to expense when incurred. Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs incurred to increase the productive capacity from existing reservoirs are capitalized.

Depletion and depreciation of proved properties are computed on the units-of-production method based on estimated proved oil and natural gas reserves. Our development costs and lease and wellhead equipment are depreciated based on proved developed reserves. Our proved leasehold costs are depleted based on total proved reserves. Depletion expense for proved oil and natural gas properties amounted to $69.9 million and $65.2 million for the years ended December 31, 2020 and 2019, respectively.

The carrying value of our properties is assessed for impairment whenever events and circumstances indicate that the carrying value of those assets may not be recoverable. Proved properties are compared to management’s future estimated undiscounted net cash flows from the properties. If undiscounted cash flows are less than the carrying value, then the Company recognizes an impairment charge in income from operations equal to the difference between the carrying value and their estimated fair value. Fair value is based on the discounted present value of the related future net cash flows and other relevant market value data. We assess unproved properties for impairment on a property-by-property basis. The impairment assessment for unproved properties is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in our business strategy. There were no impairment costs for the year ended December 31, 2020. For the year ended December 31, 2019, impairment costs for unproved properties were $2.9 million which related to certain term leases expected to expire undeveloped.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depletion and depreciation are eliminated from the property accounts, and the resulting gain or loss is recognized. On the sale or retirement of a partial unit of proved property, the proceeds are charged against the carrying basis of the properties until the entire net carrying value of the properties is recovered. Any additional consideration received in excess of the net carrying basis of the properties would be recognized as a gain.

On the sale of an entire interest in an unproved property for cash or cash equivalents, gain or loss on the sale is recognized. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Fixed Assets and Other
Fixed assets and other includes costs associated with office furniture and equipment, leasehold improvements, computer hardware and software, and other property. These items are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to five years.

Oil and Gas Sales Payable
Oil and gas sales payable includes amounts that we collect from the purchasers of our crude oil and natural gas sales that are due to other working interest and royalty owners. We are typically required to remit these amounts to the other parties within 60 days from the end of the applicable production month.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Asset Retirement Obligations
Asset retirement obligations (“ARO”) represent the future costs to abandon long-lived, tangible assets such as oil and natural gas wells, service assets and other facilities. The fair value of an ARO liability is recorded in the period in which the liability is incurred, and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. See further discussion in Note 7 – Fair Value Measurements. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value, and the capitalized cost is depreciated over the useful life of the related asset.

Derivatives
We maintain commodity derivative contracts to partially mitigate the risk associated with fluctuations of prices for our oil and natural gas sales. By locking in minimum prices, we protect a portion of our cash flows which support operational and annual capital expenditure plans. These derivatives are recorded as derivative assets and liabilities on our consolidated balance sheets based upon their respective fair values.

We do not designate our derivatives as cash flow or fair value hedges. We do not hold or issue derivatives for speculative or trading purposes. Changes in the fair values of our derivative instruments prior to settlement are recorded in earnings as a gain or loss on commodity derivatives in the consolidated statements of operations. Cash flows resulting from the settlement of our derivative instruments are recorded as a gain or loss on commodity derivatives or cash settlements of commodity derivatives in the consolidated statements of cash flows.

We are exposed to credit losses in the event of nonperformance by the counterparties to our commodity derivatives contracts. We do not obtain collateral or other security to support our commodity derivatives contracts. We monitor the credit standing of our counterparties to understand our credit risk. As of December 31, 2020 and 2019, all of our derivative counterparties were members of Holdings’ credit facility lender group. The credit facility is secured by our proved oil and natural gas properties and, therefore, we are not required to post any collateral.

Revenue Recognition
Revenue is recognized from the sales of oil and natural gas when the customer obtains control of the product and when we have no further obligations to perform related to the sale. All our sales of oil and natural gas are made under contracts with customers, which typically include variable consideration based on monthly pricing tied to local indices and monthly volumes delivered. The nature of our contracts with customers does not require us to constrain variable consideration or to estimate the transaction price attributable to future performance obligations for accounting purposes. As of December 31, 2020, we had open contracts with customers with terms of one month to multiple years, as well as “evergreen” contracts that renew on a periodic basis if not canceled by us or the customer. Performance obligations under our contracts with customers are typically satisfied at a point-in-time through delivery of each unit (barrel or MMBtu) of oil or natural gas. There is no significant financing component to our revenues as our contracts with customers typically require payment within one month of delivery. At December 31, 2020 and 2019, we had receivables related to contracts with customers of approximately $10.5 million and $14.5 million, respectively.

We present disaggregated revenue from sales by type of commodity within our consolidated statements of operations. Our revenues from sales of natural gas liquids are immaterial and are included in natural gas

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
sales. The sales of oil and natural gas represent our share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil or natural gas on behalf of royalty owners or other working interest owners, we act as an agent and thus report only our share of revenue.

Taxes assessed by governmental authorities on oil natural gas sales are presented separately from associated revenues in the accompanying consolidated statements of operations.

Our oil sales contracts are generally structured in one of two ways. First, production is sold at the wellhead at an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received. Alternatively, production is delivered to the purchaser at a contractually agreed-upon delivery point at which point the purchaser takes custody, title and risk of loss of the product. Under this arrangement, a third-party is paid by the purchaser to transport the product and we receive a specified index price from the purchaser with no transportation deduction. In this scenario, revenue is recognized when control transfers to the purchaser at the delivery point based on the price received from the purchaser.

Our natural gas sales consist of unprocessed gas sales and residue gas sales. Unprocessed gas is sold at delivery points at or near the wellhead under percentage of proceeds contracts, under which the customer pays us a transaction price based on its sale of the bifurcated NGLs and residue gas, less associated fees.

Fair Value Measurements
Our assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. A fair value hierarchy has been established that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•Level 1 – Quoted prices in active markets for identical assets or liabilities that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2 – Inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.
•Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

We classify financial assets and liabilities based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. See Note 7 – Fair Value Measurements for amounts recorded at fair value.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Income Taxes
Holdings is treated as a flow-through entity for U.S. federal income tax purposes with each member separately including their share of Holdings’ income or loss in their respective tax returns. However, Holdings has two subsidiaries that are treated as corporations for U.S. federal income tax purposes and will pay federal and state income tax on their respective taxable income, if applicable. As of December 31, 2020 and 2019, these entities had no tax liability. In addition, the Company is subject to the Texas Margin Tax on its earnings in Texas.

Deferred tax assets or liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities. These balances are measured using tax rates in effect for the year in which the differences are expected to reverse. These balances are negligible as of December 31, 2020 and 2019, respectively. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax assets will not be realized or if we cannot determine whether we can use the deferred tax assets in future periods. As of December 31, 2020 and 2019, respectively, we have not recorded any accruals for uncertain tax positions. We are not involved in any examinations by the Internal Revenue Service. For State and U.S. federal purposes, the review of our income tax returns is open for examination by the related taxing authorities for the 2020, 2019, 2018, and 2017 tax years.

Financial Instruments
The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, due from affiliates, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximate their fair values due to their short-term maturities. Notes receivable and debt payable approximate fair value, unless otherwise stated, as of December 31, 2020 and 2019. The carrying amounts for derivative assets and liabilities are recorded at fair value.

Debt Issuance Costs
We capitalize certain issuance costs, such as lender’s and attorney’s fees, associated with borrowings. Our Debt in the consolidated balance sheets is presented net of the unamortized original issue discount and debt issuance costs. These costs are amortized over the life of the related debt and included in interest expense using the effective interest method. Amortized financing costs included in interest expense, net in our consolidated statements of operations, totaled $1.5 million and $1.3 million in 2020 and 2019, respectively.

Equity-Based Compensation
The Company’s Series B units are deemed to be equity-based compensation when awarded. For equity- based compensation awards, compensation expense is recognized in the Company’s financial statements over the awards’ vesting periods based on their grant date fair value and such expense is recognized on a straight-line basis over the requisite service period of the award. The Company has elected to account for forfeitures as they occur rather than estimate expected forfeitures.

Recent Accounting Developments
Fair Value Measurement. In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, “Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement,” which changes the disclosure requirements for fair value measurements by removing, adding, and modifying certain disclosures. ASU 2018-13 is effective for

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
financial statements issued for annual periods beginning after December 15, 2019, and interim periods within those annual periods. The adoption of this guidance did not have a material impact on our financial statements.

Lease Accounting. In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. This ASU is effective for the annual period beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is still considering the method of adoption and the effect of this guidance on its operating results, financial position or cash flow.

Financial Instruments – Credit Losses. In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” The ASU revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The ASU affects trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses.” This ASU clarifies that receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In May 2019, the FASB issued ASU No. 2019-05, “Targeted Transition Relief.” This ASU provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. The ASU on credit losses will take effect for fiscal years beginning after December 15, 2021. The Company is still considering the method of adoption and the effect of this guidance on its operating results, financial position or cash flow.

3.    ACQUISITION OF OIL AND NATURAL GAS PROPERTIES

During the year ended December 31, 2020, we acquired various acreage in unproved properties totaling $1.0 million.

In March 2019, we completed the asset acquisition of oil and gas properties pursuant to a PSA dated September 2018 for an aggregate consideration of $18.1 million, after applying purchase price adjustments. The acreage included producing leases as well as undeveloped acreage. During 2019, we also made other acreage acquisitions totaling $5.1 million.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Acquired assets and assumed liabilities are recorded at their estimated fair values as of the dates of closing. The following is a summary of the consideration paid after applying purchase price adjustments and the recognized amounts of the assets acquired and liabilities assumed, including the acquisitions noted above:

(in thousands)	2019
Total purchase consideration	$32,733

Oil and gas properties:
Unproved	$22,111
Proved	863
Asset retirement obligations	(386)
Holdback Acquisition Payment (Note 10)	10,145
Net assets acquired	$32,733

The fair values of oil and gas properties were derived using the estimated future net cash flows related to the proved and unproved reserves attributable to such interests, representing Level 3 fair value estimates as discussed in Note 7 – Fair Value Measurements.

4.    INDEBTEDNESS

Debt consisted of the following:

(in thousands)	2020	2019
Revolving credit facility	$65,500	$64,000
Second lien notes	125,000	125,000
Total debt	190,500	189,000
Less: current portion	—	—
Less: unamortized debt discount	(952)	(1,131)
Less: debt issuance costs	(2,841)	(3,909)
Total debt – long-term	$186,707	$183,960

Revolving Credit Facility
On September 19, 2017, we entered into a $500 million senior secured revolving credit facility with JPMorgan Chase Bank, N.A. serving as the administrative agent (the “Credit Facility”). The Credit Facility has a maturity date of September 19, 2022. The borrowing base depends on, among other things, the volumes of our proved oil and natural gas reserves and estimated cash flows from these reserves and our commodity hedge positions. At December 31, 2020 and 2019, our borrowing base was $90.0 million and $155.0 million, respectively. The borrowing base is subject to semi-annual redeterminations. At December 31, 2020 and 2019, we had $0.5 million and $0.2 million, respectively, of letters of credit outstanding.

In general, the borrowings under the credit facility bear interest at either the Alternate Base Rate (“ABR”) or LIBOR. Either rate is adjusted upward by an applicable margin based on our percentage of utilization of the credit facility. The ABR is calculated as a rate per annum equal to the greater of (a) the Prime Rate, (b) the

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Federal Reserve Bank of New York (“NYFRB”) Rate plus 0.5% or (c) the Adjusted LIBOR for a one- month interest period plus 1.0%. The Credit Facility is secured by a priority lien on substantially all of the assets of Holdings and its subsidiaries. At December 31, 2020 and 2019, our interest rate on the credit facility was approximately 3.15% and 4.0%, respectively. Interest expense on the Credit Facility totaled $2.8 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively.

The credit facility contains various covenants, including among others: restrictions on liens; restrictions on incurring other indebtedness; restrictions on dividends, investments and other restricted payments; and maintenance of certain financial covenants determined on a regular basis. For purposes of financial covenant testing, Holdings is subject to a total leverage ratio, which measures the net debt over Earnings Before Interest, Taxes, Depletion and Depreciation, Amortization, Exploration and other adjustments (“EBITDAX”) of Holdings. The total leverage ratio as defined by the credit facility provides that this ratio must not be greater than 3.75 to 1.0. Holdings is also subject to a current ratio, which measures the current assets (including the undrawn amount of the total commitments of the Credit Facility but excluding derivative assets) over the current liabilities (excluding derivative obligations and current maturities of the credit facility of Holdings). The current ratio financial covenant, as defined by the Credit Facility, became effective on December 31, 2017, and provides that this ratio must not be lower than 1.0 to 1.0. Holdings was in compliance with its financial covenants at December 31, 2020 and 2019.

Second Lien Notes
On May 15, 2019, we entered into a Note Purchase Agreement for Senior Secured Second Lien Notes (the “Note Purchase Agreement” and such notes, the “Second Lien Notes”) among the Company as issuer, U.S. Bank National Association as agent and collateral agent and certain holders that are a party thereto, and issued notes in an initial principal amount of $125.0 million, with a $1.25 million discount, for net proceeds of $123.75 million before fees and expenses. We had the ability, subject to the satisfaction of certain conditions, to issue additional notes in a principal amount not to exceed $50.0 million. On March 31, 2020, we entered into a first amendment to the Note Purchase Agreement which eliminated the ability for us to issue up to $50.0 million of additional notes under the Note Purchase Agreement. The Second Lien Notes mature on May 15, 2026.

Interest on the Second Lien Notes is payable quarterly and accrues at LIBOR plus 6.25%; provided that if LIBOR ceases to be available, the Second Lien Notes provides for a mechanism to use ABR (an alternate base rate) plus 5.25% as the applicable interest rate. The definitions of LIBOR and ABR are set forth in the Second Lien Notes. To the extent that a payment, insolvency or, at the holders’ election, another default exists and is continuing, all amounts outstanding under the Second Lien Notes will bear interest at 2.0% per annum above the rate and margin otherwise applicable thereto. Additionally, to the extent we were to default on the Second Lien Notes, this would potentially trigger a cross-default under our revolving credit facility.

We have the right, to the extent permitted under the revolving credit facility and subject to the terms and conditions of the Second Lien Notes, to optionally prepay the notes, subject to the following repayment fees: prior to the 18-month anniversary, a customary “make-whole” amount (which is equal to the present value of the remaining interest payments through the 18-month anniversary of the issuance of the Second Lien Notes, discounted at a rate equal to the U.S. Treasury rate plus 50 basis points) plus 2.0% of the principal amount of the notes repaid; during month 18 until the 30-month anniversary, 2.0% of the principal

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
amount of the Second Lien Notes being prepaid; during month 30 until the 42-month anniversary, 1.0% of the principal amount of the Second Lien Notes being prepaid; and thereafter, no premium. However, any prepayment of the Second Lien Notes due to a change of control event prior to the 18-month anniversary shall instead be subject to a prepayment fee of 3.0% of the principal amount of the Second Lien Notes being prepaid. Additionally, the Second Lien Notes contain customary mandatory prepayment obligations upon asset sales, casualty events and incurrences of certain debt, subject to, in certain circumstances, reinvestment periods. The Note Purchase Agreement is evaluated periodically to determine whether certain embedded derivatives, which we initially deemed the likelihood of underlying triggering events to be remote, require separate valuation and accounting. For certain features that are deemed to not be clearly and closely related to the debt host contract we evaluate whether the facts and circumstances have changed regarding the probability of occurrence. There are no features that require bifurcation pursuant to ASC 815, “Derivatives and Hedging” as of December 31, 2020 or 2019.

The obligations under the Second Lien Notes are secured, subject to certain exceptions and other permitted liens (including the liens created under the revolving credit facility), by a perfected security interest, second in priority to the liens securing our revolving credit facility, and mortgage lien on substantially all of our assets and certain of our subsidiaries, including a mortgage lien on oil and natural gas properties attributed with at least 85% of estimated PV-9 of our proved reserves and our subsidiaries. PV-9 is determined using commodity price assumptions by the administrative agent of the revolving credit facility. Beginning in the period ending on December 31, 2019, the Second Lien Notes also contain a financial covenant measuring the ratio of total net debt to EBITDAX, as defined in the Note Purchase Agreement, for the most recently completed four fiscal quarters, not to exceed 4.25 to 1.0 as of the last day of each fiscal quarter. The Second Lien Notes also contain an asset coverage ratio, which includes in the numerator the PV-10 (defined below), based on forward strip pricing, plus the mark-to-market value of our commodity derivative contracts and our restricted subsidiaries and in the denominator the total net of our indebtedness including our restricted subsidiaries. Beginning with the period ending on December 31, 2019, the asset coverage ratio is tested quarterly and cannot be less than 1.25 to 1.0 as of each date of determination. The first amendment to the note purchase agreement dated March 31, 2020 modified the asset coverage ratio to be not less than 0.75 to 1.00 as of March 31, 2020 and then not less than 1.25 to 1.00 for each quarter thereafter. PV-10 Value is the estimated future net revenues to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. The 2019 financial statement footnote 5 indicated that there was substantial doubt about our ability to continue as a going concern for one year from issuance of those statements. We have continued as a going concern through that period.

As of December 31, 2020, we are in compliance with all financial covenants under the Second Lien Notes.

The Second Lien Notes contain certain customary representations, warranties and covenants, including but not limited to, limitations on incurring debt and liens, limitations on making certain restricted payments, limitations on investments, limitations on asset sales and hedge unwinds, limitations on transactions with affiliates and limitations on modifying organizational documents and material contracts. The Second Lien Notes contain customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Second Lien Notes to be immediately due and payable.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2020, net amounts outstanding for the Second Lien Notes totaled $121.5 million. Interest expense on the Second Lien Notes totaled $10.0 million and $6.8 million for the years ended December 31, 2020 and 2019, respectively.

5.    EQUITY CONTRIBUTIONS/DISTRIBUTIONS

The member interests consist of Series A units, which obligate members to make capital contributions to the Company, and Series B units, which do not have a capital commitment. As of December 31, 2020, Series A unitholders have contributed a total of $623.7 million to Holdings. The following table shows the total Series A units and amounts contributed by class as of December 31, 2020:

(in thousands)	Units	Value
A-1 Units	37,889	$378,890
A-2 Units	10,531	121,110
A-3 Units	10,759	123,731
Total A Units	59,179	$623,731

Holdings has approved the issuance of 59,179,536 Series A units, all of which are outstanding. None were issued in 2020 and 3,043,478 were issued in 2019. Series A units were issued at $10 per unit prior to March 26, 2018 and $11.50 per unit thereafter.

Holdings has also approved the issuance of 10,000,000 Series B units, of which 240,000 and 107,500 were issued to employees and independent directors in 2020 and 2019, respectively. Series B units of 7,297,500 may be issued to employees and independent directors at future dates.

A summary of Series B units issued and outstanding is presented in the table below:

Units
Units outstanding, beginning of the year	8,243,750
Units granted	240,000
Units forfeited	(5,781,250)
Units outstanding, end of the year	2,702,500

Under the terms of the LLC Agreement, distributions are first allocated 100% to the Series A units until such holders have received cumulative distributions equal to their aggregate capital contributions plus a cumulative preferred return. Should cumulative distributions exceed the amount necessary to satisfy the Series A unit requirements, the Series B units are allocated a portion of any additional distributions in accordance with tiered parameters detailed in the LLC Agreement. No distributions have been made as of December 31, 2020.

Seventy-five percent of the Series B units are subject to vesting requirements that depend solely on continued employment with the Company over a four-year service period. The remaining 25% of the Series B units are subject to vesting requirements that depend on a performance condition and continued employment with the Company. Equity-based compensation expense for the awards subject to the service condition only is based on the grant date fair value of the applicable awards and is recognized straight-line

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
over the vesting period. Compensation expense related to the awards subject to performance conditions will be recognized when the performance condition become probable of being met. Equity-based compensation expense reflected in the consolidated statements of operations totaled $0.7 million and $1.7 million for 2020 and 2019, respectively. As of December 31, 2020, there was $0.5 million of unamortized equity-based compensation expense related to unvested Series B units. That expense is expected to be recognized over a weighted-average four-year period.

At December 31, 2020 and 2019, 1,683,375 and 4,704,375, respectively, of the outstanding Series B units were vested.

A summary of the Company’s unvested Series B units as of December 31, 2020 and 2019 is presented below:

	2020		2019
Unvested Units	Units	Weighted-average grant date fair value per Unit	Units	Weighted-average grant date fair value per Unit
Unvested units at beginning of the period	3,539,375	$1.35	4,710,000	$1.33
Units granted	240,000	2.41	107,500	2.41
Units forfeited	(2,361,250)	1.18	(20,000)	2.17
Units vested	(399,000)	1.84	(1,258,125)	1.33
Unvested units at end of the year	1,019,125	$1.81	3,539,375	$1.35

Equity-based compensation expense is based on the grant date fair value of the applicable awards. The grant date fair values of the Series B units were determined using option pricing models. The models utilize multiple input variables that determine the probability of the Series B unit holders receiving distributions in the future. Average volatility assumptions are based on the historic median volatilities of selected guideline companies. The average risk-free interest rate used in the valuation of Series B units was based on the U.S. Treasury Yield Curve. These assumptions represent Level 3 inputs.

	2020	2019
Expected volatility	47.5%	47.5%
Expected dividend yields	—	—
Expected term (in years)	2.5	2.5
Risk-free rate	2.4%	2.4%

6.    DERIVATIVES

We have entered into commodity derivative financial contracts to mitigate the risk of volatility in commodity prices with respect to a portion of our oil and natural gas production. As of December 31, 2020, our commodity derivative instruments consisted of fixed price swaps, costless collars, and three-way costless collars, which are described below:

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•Fixed price swaps: Under a swap contract, we will receive payment if the settlement price is less than the fixed price and would be required to make a payment to the counterparty if the settlement price is greater than the fixed price.

•Costless collars: A collar consists of a sold call option (ceiling) combined with a purchased put option (floor) and allows us to benefit from increases in commodity prices up to the ceiling price of the contract and protects us from decreases in commodity prices below the floor price. At settlement, the counterparty is required to make a payment to us if the settlement price is below the floor price, while we are required to make a payment to the counterparty if the settlement price is above the ceiling price. If the settlement price is between the floor price and ceiling price, no payments are due from either party.

•Three-way costless collars: A three-way collar consists of a combination of three options–a sold call option (ceiling), a purchased put option (floor) and a sold put (sub-floor). This allows us to benefit from increases in commodity prices up to the ceiling price of the contract and protects us from decreases in commodity prices below the floor price but only up to the sub-floor price. If the settlement price is below the sub-floor price, the counterparty is required to make a payment to us for the difference between the floor price and sub-floor price. If the settlement price is between the floor price and sub-floor price, the counterparty is required to make a payment to us for the difference between the floor price and the settlement price. If the settlement price is between the floor price and ceiling price, no payments are due from either party. If the settlement price is above the ceiling price, we are required to make a payment to the counterparty for the difference.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Below is a summary of the Company’s derivative contracts as of December 31, 2020.

			Weighted Average Price
		Volume
Period	Type	(Bbls/ MMBtu)	Swap	Floor	Sub-Floor	Ceiling
January - December 2021	Swap - NYMEX WTI	1,169,250	$42.58
January - December 2022	Swap - NYMEX WTI	615,150	$44.67
January - December 2023	Swap - NYMEX WTI	766,125	$45.07
January - December 2024	Swap - NYMEX WTI	457,500	$45.37
January - December 2022	Collar - NYMEX WTI	273,500		$37.33		$42.40
January - December 2021	3-Way - NYMEX WTI	439,050		$51.72	$41.72	$59.75
January - March 2022	3-Way - NYMEX WTI	135,000		$52.50	$42.50	$59.05
January - December 2021	Swap - Mid/Cush Basis	1,030,550	$0.65
January - December 2022	Swap - Mid/Cush Basis	317,500	$0.62
January - December 2021	Swap - Henry Hub	2,052,400	$2.75
January - October 2022	Swap - Henry Hub	2,267,900	$2.49
January - December 2021	Collar - Henry Hub	2,151,000		$2.37		$2.78
January - December 2022	Collar - Henry Hub	1,169,900		$2.33		$2.81
January - March 2023	Collar - Henry Hub	540,000		$2.54		$2.95
January - March 2021	3-Way - Henry Hub	585,000		$2.40	$2.00	$3.32
January - December 2021	Basis Swap - Waha vs. Henry Hub	4,788,400	$(0.74)
January - October 2022	Basis Swap - Waha vs. Henry Hub	3,071,800	$(0.53)

We are exposed to credit loss in the event of nonperformance by our derivative counterparties; however, we do not currently anticipate that the counterparties will be unable to fulfill their contractual obligations. Additional collateral is not required by us due to the derivative counterparties’ collateral rights as a lender under our credit facility, and we do not require collateral from our derivative counterparties.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company’s derivative instruments are subject to enforceable master netting arrangements that provide for the net settlement of all derivative contracts between the Company and a counterparty in the event of default or upon the occurrence of certain termination events. The following table presents the gross asset and liability balances of our derivative instruments, the amounts subject to master netting arrangements, the amounts presented on a net basis and the location of these balances in our consolidated balance sheets as of December 31, 2020:

	Total Gross		Carrying
(in thousands)	Amount	Netting	Amount
December 31, 2020
Derivative liabilities - current	$13,273	$(4,700)	$8,573
Derivative liabilities - long-term	6,388	(2,701)	3,687

December 31, 2019
Derivative liabilities - current	$4,930	$(3,124)	$1,806
Derivative liabilities - long-term	2,324	(2,106)	218

The following table summarizes the effect of derivative instruments on our consolidated statements of operations:

		For the Years Ended
		December 31,
(in thousands)	Location in Consolidated Statements of Operations	2020	2019
Realized gain on commodity derivatives	Gain on commodity derivatives, net	$28,518	$3,522
Unrealized (loss) on commodity derivatives	Loss on commodity derivatives, net	(10,236)	(20,029)
Net gain (loss) on derivative instruments		$18,282	$(16,507)

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.    FAIR VALUE MEASUREMENTS

The following tables summarize the valuation of our financial assets and liabilities that were accounted for at fair value on a recurring basis in accordance with the fair value hierarchy:

	As of December 31, 2020
(in thousands)	Level 1	Level 2	Level 3	Total
Commodity derivative liabilities - current	$—	$(8,573)	$—	$(8,573)
Commodity derivative liabilities - long-term	—	(3,687)	—	(3,687)
	$—	$(12,260)	$—	$(12,260)

	As of December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Commodity derivative liabilities - current	$—	$(1,806)	$—	$(1,806)
Commodity derivative liabilities - long-term	—	(218)	—	(218)
	$—	$(2,024)	$—	$(2,024)
The unrealized gain or loss on commodity derivatives represents estimated future settlements under our commodity derivatives and is based on mark-to-market valuation based on assumptions of forward prices, volatility and the time value of money, representing Level 2 fair value measurements.

Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial recognition of asset retirement obligations and the fair value of acquired assets and liabilities.

The fair value of our estimated future asset retirement obligations totaled $5.5 million and $5.4 million for the years ended December 31, 2020 and 2019, respectively. The fair value of additions to the asset retirement obligation liability is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include (i) estimated plugging and abandonment cost per well based on our experience and information from third-party vendors; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) our average credit- adjusted risk-free rate. These assumptions represent Level 3 inputs. See Note 8 – Asset Retirement Obligations for further discussion of our asset retirement obligation.

If the carrying amount of our oil and natural gas properties exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the oil and natural gas properties to fair value. The fair value of our oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

The book value of our revolving credit facility and Second Lien Notes approximates fair value, which is based on Level 3 inputs.

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    ASSET RETIREMENT OBLIGATIONS

At December 31, 2020 and 2019, our liability for asset retirement obligations was $5.5 million and $5.4 million, respectively. The following table describes the changes in our asset retirement obligation:

(in thousands)	2020	2019
Asset retirement obligations, beginning of period	$5,382	$4,873
Liabilities assumed in acquisitions (Note 3)	—	386
Liabilities incurred for properties drilled	70	44
Liabilities settled	(92)	(103)
Changes in estimates	25	176
Liabilities sold or traded	—	(69)
Accretion of discount	86	75
Asset retirement obligations, end of period	$5,471	$5,382

9.    AGREEMENTS AND TRANSACTIONS WITH AFFILIATES

We have entered into contracts with 3 Bear Delaware Holding – NM, LLC (“3BDH-NM”) covering gas gathering and processing, oil gathering, and water gathering and disposal for a portion of our produced oil, gas and water. The business and affairs of 3BDH-NM are managed and controlled by its board of directors. As of December 31, 2020, the board of directors of 3BDH-NM contain two members of our management. As of December 31, 2020 and 2019, we had payables due to 3BDH-NM of $1.2 million and $1.2 million, respectively, and receivables due from 3BDH-NM of $0.7 million and $0.1 million, respectively.

During 2019, we entered into a $25 million loan agreement with our unconsolidated affiliated company, Midstream Holdings, which held a 49% interest in 3BDH-NM at closing. Interest is due and payable quarterly and accrues at LIBOR plus 6.35%. The interest is payable in kind by increasing the outstanding principal amount of the note by the amount of interest due. All accrued and unpaid interest is payable on May 15, 2026 or upon an occurrence of a change of control. Any net sale proceeds from a sale of the existing business will be used to prepay the outstanding principal amount of the note. Interest income for the year ended December 31, 2020 and 2019 was $2.9 and $1.5 million, respectively, and is included in interest expense, net on our consolidated statements of operations. As of December 31, 2020, Midstream’s interest in 3BDH-NM was 40%.

We review open notes receivable balances for collectability each reporting period. If it is determined that it is probable that we will not collect the full amount due under a note agreement, we record reserves against the note receivable balance in accordance with ASC 310 – Receivables. In order to reasonably conclude on the collectability of such balances, we consider the borrower’s current status on payments received, the financial health and other sources of funding available to the borrower, our ability to secure assets collateralized by contractual agreements, as well as other factors. At December 31, 2020, we recorded an allowance of $1.9 million against the notes receivable balance due to expected uncollectablity. The allowance is recorded in other expense on the consolidated statements of operations. See Note 11 – Subsequent Events for further discussion. The following table shows the changes in the notes receivable:

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)	2020	2019
Notes receivable, beginning of period	$32,340	$—
Additions	2,205	30,880
Interest in kind	2,863	1,460
Allowance for uncollectibility	(1,908)	—
Notes receivable, end of period	$35,500	$32,340

10.    COMMITMENTS AND CONTINGENCIES

Lease Obligations
The following table provides estimates of the timing of minimum future payments that we are obligated to make based on long-term lease agreements in place as of December 31, 2020. Of the $0.9 million in commitments, $0.4 million is related to the rental for the Company’s headquarters.

Future Commitments - Payments Due by Year
(in thousands)	2021	2022	2023	2024	Thereafter	Total
Operating leases	$657	$111	$104	$13	$—	$885

We began 2020 operating two drilling rigs in the Delaware Basin and originally planned to operate both rigs throughout 2020. As a result of the events which negatively impacted commodity pricing during 2020 (refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations), we released one of the drilling rigs in late March 2020 and put the second rig in standby status until August 2020. During the year ended December 31, 2020, we incurred rig termination and standby fees of $1.9 million.

Litigation
In May 2018, we were named as a defendant in a lawsuit filed by Nearburg Exploration Company, LLC, Nearburg Producing Company, Charles E. Nearburg, and Duane A. Davis (the “Plaintiffs”). In late 2016, the parties negotiated an agreement for the purchase and sale of certain oil and gas leases, and well interests (the “Interests”) located in the Delaware Basin of New Mexico (Lea and Eddy Counties). The Interests were owned by the Plaintiffs and other individuals/affiliated entities, on whose behalf the Plaintiffs acted to sell the Interests. The transactions closed on May 15, 2017. In late August 2017, the Plaintiffs claimed to have noticed a discrepancy between certain mineral interests they thought they had retained in the transaction and the interests they actually conveyed under the Purchase and Sales Agreements. An agreement could not be reached on the Interests in dispute; the Plaintiffs subsequently filed suit in Dallas County, Texas, in May 2018 and in Lea County, New Mexico, shortly thereafter. The parties agreed to stay the lawsuit in New Mexico until the Texas lawsuit was resolved. The Plaintiff sought payment of the final $9.8 million acquisition payment (the “Holdback”), which we held back once we learned Plaintiff’s intent, delivery of the disputed interests, and payment of legal fees and interest.

In July 2019, Chisholm settled with the Plaintiffs and paid the Holdback funds of $9.8 million and a settlement amount of $0.4 million. In connection with the settlement, the parties executed a conveyance which transferred to the Plaintiffs, effective October 1, 2016, an undivided 50% ownership interest in the disputed interests. Further, Chisholm paid the Plaintiffs an amount equal to the proceeds attributable to the

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Plaintiff’s undivided 50% interest in the disputed interests for the period beginning with January 1, 2019 production through the end of June 2019.

We are party to several legal proceedings encountered in the ordinary course of business. While the ultimate outcome and impact on us cannot be predicted with certainty, in the opinion of management, it is remote that these legal proceedings will have a material adverse impact on our financial condition, results of operations or cash flows.

Other
Holdings believes it is in compliance with applicable federal, state, and local laws, and the ultimate resolution of any claims or legal proceedings that may arise in the ordinary course of business against us is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

11.    SUBSEQUENT EVENTS

We reviewed subsequent events through March 31, 2021, the date on which these consolidated financial statements were available to be issued and concluded that no events had occurred that would warrant disclosure, other than those matters already disclosed herein.

On March 23, 2021, we received a payment of $31.5 million on the note receivable from our unconsolidated affiliated company, Midstream Holdings. The payment was made in conjunction with the sale of Midstream Holding’s interest in 3BDH-NM. Under the terms of the Membership Interest Purchase Agreement dated March 22, 2021, Midstream Holdings retained an earnout of $4 million which will be payable to Holdings on the occurrence of a triggering event. At December 31, 2020, Holdings recorded an allowance for collectability of $1.9 million against the Midstream Holdings notes receivable. The outstanding balance of the note receivable at March 23, 2021 was $4 million which approximates fair value. In accordance with ASC 310, we account for impaired loans using the modified cost recovery method. Under the cost recovery method, any interest or principal received is recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, any additional amounts are recognized as interest income.

On March 22, 2021, we entered into a second amendment to the Note Purchase Agreement which allows Holdings to utilize the note receivable proceeds to repay $25 million of principal amount of the Second Lien Notes and the balance available for debt repayment under the credit facility and/or for general corporate purposes. The Company believes that the $6.5 million in funds available for general corporate purposes along with the $25 million available under the Company’s Revolving Line of Credit Facility as of December 31, 2020 discussed in Note 4 – Indebtedness mitigate the working capital deficit of $15.7 million, $8.6 million of which related to derivative liabilities, as of December 31, 2020. In addition, the second amendment allows Holdings to forgive and cancel the remaining balance of the note receivable upon payment to Holdings of the earnout net proceeds received by Midstream Holdings at a future date. On March 26, 2021, we used a portion of the proceeds from the note receivable payment and repaid $25 million of principal and accrued interest under our Second Lien Notes.

In early March 2020, there was a global outbreak of COVID-19 that resulted in significant disruptions in global supply and demand of oil and natural gas products. While commodity prices have since recovered to levels preceding the pandemic, there continues to be uncertainty regarding any future impacts. Sustained

CHISHOLM ENERGY HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
weakness in oil and natural gas prices may adversely affect the financial condition and results of operations and may also reduce the amount of net oil and natural gas reserves the Company can produce economically. Similarly, any improvement in oil and natural gas prices may have a favorable impact on the Company’s financial condition, results of operations, and capital resources.

CHISHOLM ENERGY HOLDINGS, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties (Unaudited)

Costs Incurred (Unaudited)

The following table sets forth the costs incurred for property acquisitions, exploration and development activities:

	Years Ended December 31,
	2020	2019
Acquisition cost:
Proved	$—	$863
Unproved	1,049	22,111
Exploration costs:
Abandonment costs	—	2,989
Geological and geophysical	67	739
Development costs	59,266	120,796
Total additions	$60,382	$147,498

Oil and Natural Gas Reserves (Unaudited)

The estimates of proved oil and natural gas reserves and discounted future net cash flows for the Company’s oil and gas properties as of December 31, 2020 and 2019 were prepared using historical data and other information by qualified petroleum engineers engaged by the Company. Users of this information should be aware that the process of estimating quantities of proved oil and natural gas reserves is complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, production history, and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time.

The estimated proved net recoverable reserves presented below include only those quantities of oil and natural gas that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating, and regulatory practices. In accordance with the SEC’s guidelines, estimates of proved reserves from which present values are derived were based on the unweighted 12-month average price of the first day of the month price for the period and held constant. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. All of the oil and gas reserves set forth herein are in the United States and are proved reserves.

CHISHOLM ENERGY HOLDINGS, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties (Unaudited)
The estimated rounded quantities of proved oil and natural gas reserves and changes in net proved reserves are summarized below for the years ended December 31, 2020 and 2019:

	Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
Balance, January 1, 2019	26,381	124,714	47,168
Revisions	(1,843)	(44,683)	(9,290)
Extensions	10,761	39,870	17,406
Divestitures of reserves	(632)	(4,256)	(1,342)
Acquisition of reserves	—	—	—
Production	(2,182)	(7,045)	(3,357)
Balance, December 31, 2019	32,485	108,600	50,585
Revisions	(7,454)	(44,055)	(14,797)
Extensions	1,586	7,059	2,763
Divestitures of reserves	—	—	—
Acquisition of reserves	—	—	—
Production	(2,331)	(7,350)	(3,556)
Balance, December 31, 2020	24,286	64,254	34,995

	Oil	Natural Gas	Total
Proved developed and undeveloped reserves:	(MBbls)	(MMcf)	(MBOE)
Developed as of December 31, 2018	6,148	32,152	11,507
Undeveloped as of December 31, 2018	20,233	92,562	35,660
Balance at December 31, 2018	26,381	124,714	47,167

Developed as of December 31, 2019	10,471	40,700	17,254
Undeveloped as of December 31, 2019	22,013	67,900	33,330
Balance at December 31, 2019	32,484	108,600	50,584

Developed as of December 31, 2020	12,024	41,779	18,987
Undeveloped as of December 31, 2020	12,262	22,475	16,008
Balance at December 31, 2020	24,286	64,254	34,995

Notable changes are the following:

Revisions. The company made negative revisions in proved reserves of 14,797 and 9,290 for the years ended December 31, 2020 and 2019, respectively.

Negative revisions of previous estimates for 2020 were 14,797 MBoe. The main driver of these revisions was attributable to a price adjustment due to a decrease in pricing as calculated using SEC guidelines, which resulted in an 11,116 MBoe downward revision to previous estimates. A negative revision of 5,167 was the reclassification of certain proved undeveloped (“PUD”) reserves to unproved reserves for PUD locations determined to be outside of the Company’s five-year capital expenditure plan. These were offset by changes in well performance and operating expenses, which together resulted in a positive revision of 1,486 MBoe.

CHISHOLM ENERGY HOLDINGS, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties (Unaudited)
Negative revisions of previous estimates for 2019 were 9,290 MBoe. The main driver of these revisions was the reclassification of certain PUD reserves to unproved reserves, which resulted in a 14,939 MBoe downward revision to previous estimates. The PUD locations were determined to be outside of the Company’s five-year capital expenditure plan. A negative revision of 376 MBoe was attributable to a price adjustment due to a decrease in pricing as calculated using SEC guidelines. These were offset by well performance which resulted in a positive revision of 6,025 MBoe.

Extensions. For the years ended December 31, 2020 and 2019, extensions contributed to the increase of 2,763 MBoe and 17,406 MBoe in the Company’s proved reserves, respectively, and for each such year the increase is attributable to the Company’s horizontal drilling program in the Delaware Basin.

Standardized Measure (Unaudited)

A standardized measure of future net cash flows and changes therein relating to estimated proved reserves is computed in accordance with authoritative accounting guidance. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and the SEC. These assumptions do not necessarily reflect expectations of actual revenue to be derived from those reserves nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process.

Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. The following prices, as adjusted for transportation, quality, and basis differentials, were used in the calculation of the standardized measure:

	2020	2019
Oil (per Bbl)	$39.57	$55.69
Natural gas (per Mcf)	$1.99	$2.58
NGLs (per Bbl)	$—	$—

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the proved reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions. The standardized measure presented here does not include the effects of federal income taxes, as the Company is taxed as a partnership and not subject to federal income taxes; however, the Company is subject to the Texas margin tax, which is included. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.

CHISHOLM ENERGY HOLDINGS, LLC

Supplemental Schedules about Oil and Natural Gas Producing Properties (Unaudited)
The standardized measure of discounted future net cash flows relating to the Company’s proved oil and natural gas reserves is as follows as of December 31, 2020 and 2019 (in thousands):

	2020	2019

Future cash inflows	$1,035,770	$1,913,851
Future production costs	(441,486)	(658,734)
Future development costs	(156,447)	(383,427)
Future Texas margin taxes	—	—
Future net cash flows	437,837	871,690
Less 10 percent annual discount for estimated timing of cash flows	(219,160)	(470,571)
Standardized measure of discounted future net cash flows	$218,677	$401,119

The changes in the standardized measure of the future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	2020	2019

Balance - Beginning of year	$401,119	$511,087
Sales of oil and gas produced - Net of production costs	(62,194)	(80,481)
Net changes in prices and production costs	(182,486)	(267,398)
Previously estimated development costs incurred during the period	31,758	24,651
Net changes in future development costs	22,746	36,271
Revisions of previous quantity estimates, extensions, and divestiture	(29,031)	107,278
Accretion of discount	40,112	51,109
Net change in Texas margin taxes	-	-
Changes in timing of estimated cash flows and other	(3,347)	18,602
Balance - End of year	$218,677	$401,119